Exhibit 99.1

HYATT RESIDENTIAL GROUP AND AFFILIATES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1–2

COMBINED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2013:

Combined Balance Sheet	3

Combined Income Statement	4

Combined Statement of Group Equity	5

Combined Statement of Cash Flows	6

Notes to Combined Financial Statements	7–26

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Hyatt Hotels Corporation:

We have audited the accompanying combined financial statements of Hyatt Residential Group and affiliates (the “Group”), consisting of certain wholly owned subsidiaries of Hyatt Hotels Corporation and its consolidated subsidiaries (HHC), which comprise the combined balance sheet as of December 31, 2013, and the related combined statements of income, group equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Group Management’s Responsibility for the Combined Financial Statements

Group management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2013, and the combined results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

As described in Note 2, the accompanying combined financial statements of the Group have been prepared from the separate records maintained by HHC and include certain allocations of costs from HHC that may not necessarily be indicative of the conditions that would have existed or the results of operations if the Group had been operated as a separate entity apart from HHC.

/s/ Deloitte & Touche LLP

August 27, 2014

HYATT RESIDENTIAL GROUP AND AFFILIATES

COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2013

(In thousands of dollars)

ASSETS

CASH AND CASH EQUIVALENTS	$27,815

RESTRICTED CASH	1,421

ACCOUNTS RECEIVABLE — Net of allowance of $40	7,626

INVENTORY	63,465

VACATION OWNERSHIP MORTGAGES RECEIVABLE — Net of allowance	37,227

INVESTMENTS	16,215

PROPERTY AND EQUIPMENT — Net	25,803

GOODWILL	4,034

OTHER ASSETS	5,405

DUE FROM PARENT	894

TOTAL ASSETS	$189,905

LIABILITIES AND GROUP EQUITY

LIABILITIES:
Accounts payable	$9,354
Deferred revenue	10,653
Accrued expenses	5,249
Payroll and benefits liability	3,071
Debt to parent	17,740
Other liabilities	214
Due to parent	1,984

Total liabilities	48,265

COMMITMENTS AND CONTINGENCIES (Note 16)

GROUP EQUITY:
Noncontrolling interests	5,108
Group equity	136,532

Total group equity	141,640

TOTAL LIABILITIES AND GROUP EQUITY	$189,905

See notes to combined financial statements

HYATT RESIDENTIAL GROUP AND AFFILIATES

COMBINED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands of dollars)

REVENUES:
Sales of vacation ownership intervals — net of uncollectibles	$26,634
Resort management and other fee income	15,033
Owned hotel revenue	11,514
Mortgage interest income	6,032
Rental and other income	15,846
Other revenues from managed properties	20,968

Total revenues	96,027

DIRECT, SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Cost of sales of vacation ownership intervals	10,452
Owned hotel expense	11,373
General and administrative	20,131
Sales and marketing	12,364
Gold passport points expense	3,733
Other operating expenses	9,052
Depreciation	1,212
Other costs from managed properties	20,968

Total direct, selling, general, and administrative expenses	89,285

EQUITY LOSSES FROM UNCONSOLIDATED VENTURES	1,265

OTHER EXPENSES — Net	350

INCOME BEFORE PROVISION FOR INCOME TAXES	5,127

PROVISION FOR INCOME TAXES	2,618

NET INCOME	2,509

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,608

NET INCOME ATTRIBUTABLE TO HYATT RESIDENTIAL GROUP	$4,117

See notes to combined financial statements

HYATT RESIDENTIAL GROUP AND AFFILIATES

COMBINED STATEMENT OF GROUP EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands of dollars)

			Total
	Group	Noncontrolling	Group
	Equity	Interests	Equity

BALANCE — January 1, 2013	$140,475	$6,752	$147,227

Distributions	(26,861)	(36)	(26,897)
Capital contributions	10,439	—	10,439
Net income (loss)	4,117	(1,608)	2,509
Noncash intercompany capitalization	8,362	—	8,362

BALANCE — December 31, 2013	$136,532	$5,108	$141,640

See notes to combined financial statements

HYATT RESIDENTIAL GROUP AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands of dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,509
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	244
Depreciation	1,212
Deferred income taxes	(420)
Current income tax provision funded by Parent	3,038
Allocated corporate expenses	5,396
Equity losses from unconsolidated ventures, less distributions received	2,659
Decrease in cash attributable to changes in assets and liabilities:
Vacation ownership mortgages receivable	2,140
Inventories	9,580
Restricted cash	979
Accounts receivable — net	(2,496)
Accounts payable	(5,764)
Deferred revenue	(2,287)
Other — net	1,287

Net cash provided by operating activities	18,077

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions — net of cash acquired	(3,414)
Initial contribution to investment	(1,470)
Capital expenditures	(561)

Net cash used in investing activities	(5,445)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to parent	(26,861)
Contributions from parent	10,439
Distributions to noncontrolling interest	(36)

Net cash used in financing activities	(16,458)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,826)

CASH AND CASH EQUIVALENTS — Beginning of year	31,641

CASH AND CASH EQUIVALENTS — End of year	$27,815

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$304

Noncash operating activities — noncash intercompany capitalization	$8,362

See notes to combined financial statements

HYATT RESIDENTIAL GROUP AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2013

(Dollars in thousands, unless otherwise indicated)

1.                      ORGANIZATION AND NATURE OF BUSINESS

Hyatt Residential Group and affiliates (collectively, HRG or the “Group”) is a group of combined wholly owned subsidiaries of Hyatt Hotels Corporation and its consolidated subsidiaries (“Hyatt Hotels Corporation,” “Hyatt,” HHC, or the “Parent”) that provides integrated vacation ownership services at 15 resorts and owns one hotel property. HRG sells both traditional vacation ownership interests and fractional private residence club interests as deeded real estate. HRG develops, manages, and provides services to these resorts; and markets, sells, finances, and provides services to owners of ownership interests therein. Additionally, HRG participates, to varying degrees, in the branded residential component of certain mixed-use projects that include a Hyatt-branded hotel. Participation includes oversight of sales and marketing, condominium association management, and providing assistance during the development phase.

In May 2014, Hyatt announced a definitive agreement for the sale of HRG to Interval Leisure Group, Inc. (ILG) (the “Sale of the Group”).

The Group is a combination of entities that does not consolidate into a common direct parent. As of December 31, 2013, the parent entities that, together with certain of their subsidiaries and equity method investees, comprise the Group were as follows:

Name	Jurisdiction of Incorporation or Organization

CDP GP, Inc.	Delaware
Cerromar Development Partners GP, Inc.	Delaware
HT-Highlands, Inc.	Delaware
HTS-Aspen, L.L.C.	Delaware
HTS-BC, Inc.(1)	Delaware
HTS-Coconut Point, Inc.	Delaware
HTS-Ground Lake Tahoe, Inc.	Delaware
HTS-KW, Inc.	Delaware
HTS-Lake Tahoe, Inc.	Delaware
HTS-Maui, L.L.C.	Delaware
HTS-San Antonio, Inc.	Delaware
HTS-San Antonio, L.L.C.	Delaware
HTS-Sedona, Inc.	Delaware
Hyatt Residential Management Corporation	Delaware
Vacation Ownership Lending GP, Inc.	Delaware
VOL GP, Inc.	Delaware

(1)         HTS-BC, Inc. specifically excludes HTS-NY, L.L.C. HTS-BC, Inc. has interests in other subsidiaries that will be transferred as part of the Sale of the Group. In order to exclude HRG’s interest in HTS-NY, L.L.C. from the Sale of the Group, HRG will transfer all interests, except for the interest in HTS-NY, L.L.C. from HTS-BC, Inc., to a newly formed entity, HTS-BC, L.L.C. HTS-BC, L.L.C. will be transferred to ILG at the closing of the Sale of the Group.

As of December 31, 2013, HTS-BC, Inc. legally held the interests in the subsidiaries that will be transferred to ILG as part of the Sale of the Group and HTS-BC, L.L.C. was not legally formed; therefore, HTS-BC, Inc. is included in the table above.

As used in the notes to the combined financial statements, the terms “Group,” “HRG,” “we,” “us,” or “our” mean Hyatt Residential Group and affiliates.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Combination — The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Group’s combined financial statements reflect the historical financial position, results of operations, and cash flows of the wholly owned subsidiaries of HHC that comprise the Group prepared on a combined basis. The combined financial statements include all revenues, costs, assets, liabilities, and cash flows directly attributable to the Group, as well as allocations of direct and indirect costs from HHC, such as selling, general, and administrative expenses; marketing, legal, and accounting services; and payroll and related charges for salaried and management personnel, information technology support, treasury functions, and other corporate and infrastructure costs. See Note 3 for specific allocation items. The allocations were based on the Group’s revenues as a percentage of consolidated HHC revenues. Management believes such allocations are reasonable representations of the utilization of services and the benefit received by HRG. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if HRG had been operated as an independent stand-alone group.

For purposes of these combined financial statements, all transactions with HHC outside of the Group have been classified as related-party transactions. Payable and receivable balances with HHC that have not yet been settled in cash are included in the combined balance sheet as due to/from Parent. All intercompany transactions within the combined Group have been eliminated. Additional disclosures regarding related-party activity are included in Note 15.

Use of Estimates — U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Revenue Recognition — Our revenues are primarily derived from the following sources:

•                  Sales of vacation ownership intervals — net of uncollectibles — HRG recognizes revenue in accordance with Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) 970, Real Estate — General; and FASB ASC 978, Real Estate — Time-Sharing Activities. The stated sales price of the vacation ownership interests (VOIs) are divided into separate revenue components, which include the revenue earned on the sale of the VOIs and the revenue earned on the sales incentive given to the customer as motivation to purchase the VOIs. Each component is treated as a separate transaction and recorded within different line items in the accompanying combined income statement. HRG offers several types of sales incentives, including Hyatt Gold Passport points, free bonus week, down payment credits to buyers, and waiver of first-year maintenance fees. See discussion of rental and other income for policy on recognition of revenue earned on the sales incentives.

VOI sales are recognized and included in revenues after a binding sales contract has been executed, a 10% minimum down payment has been received, the rescission period has expired, and construction is substantially complete. The agreement for sale generally provides for a down payment and a note secured by a mortgage payable to HRG in monthly installments, including interest, over a period of up to 10 years. All payments received prior to the recognition of the sale as revenue are recognized in deferred revenue in the accompanying combined balance sheet. Customer deposits relating to contracts canceled after the applicable rescission period are forfeited and recorded in other income at the time of forfeiture.

The provision for loan losses is recorded as an adjustment to sales of vacation ownership intervals in the accompanying combined income statement rather than as an adjustment to bad debt expense. HRG records an estimate of uncollectible amounts at the time of the interval sale. The amount of the provision for loan losses recorded within sales of vacation ownership intervals in the accompanying combined income statement is $244 for the year ended December 31, 2013.

•                  Resort management and other fee income — Resort management revenues are derived from providing property management services to homeowner’s associations (HOAs) that operate the vacation ownership resorts. Annual management fees are typically based on a percentage of the annual budgeted costs of the HOAs. HRG collects management fees from the HOAs under HRG’s management agreements, which are recognized ratably throughout the year as earned. Club fee income is derived from annual fees charged for membership in Hyatt Residence Club, an internal exchange, reservation, and membership service organization. Such membership dues revenues are recognized ratably over the year. In addition to annual dues, HRG earns revenue associated with various other member transactions related to their annual interval usage, such as exchange of annual use for Hyatt Gold Passport points. Such transaction fees are recognized as revenues when the transaction occurs. Other fee income relates to marketing, administrative, and license fee income from the sales of intervals at Hyatt Residence Club—branded resorts made by certain noncombined developers. Such fees are recognized when earned pursuant to the related sales, marketing, and license agreements, typically when the related interval sales meet defined recognition criteria.

•                  Owned hotel revenue — These revenues are derived from room rentals and services provided at our owned hotel property and are recorded when rooms are occupied and services have been rendered.

•                  Mortgage interest income — Customer mortgage interest income consists of interest earned on vacation ownership mortgages receivable. Interest income is earned with the passage of time and is based on the stated interest rates and principal balances outstanding.

•                  Rental and other income — Rental and other income consists of rental of club residences, resort outlet revenues for food and beverage and retail sales, and sales incentives related to Hyatt Gold Passport points that are given to customers as motivation to purchase the VOIs. We recognize sales incentives when the points have been earned. Prior to recognition, these incentives are recorded as deferred revenue in the accompanying combined balance sheet.

For resorts with developer inventory, HRG periodically rents out developer units. This rental revenue is recognized when the rooms are occupied and services have been rendered, and it is recorded as an adjustment to the developer operating subsidy in other operating expenses. Also included in the adjustment to the developer operating subsidy are bonus-week sales incentives that are recognized when services have been rendered or when the incentives expire.

•                  Other revenues from managed properties — Other revenues from managed properties represent the reimbursement of costs incurred on behalf of the HOAs that operate resort properties we manage. These costs relate primarily to payroll and developer sales and marketing costs at managed properties where we are the employer. Since the reimbursements are made based upon the costs incurred with no added margin, these revenues and corresponding expenses have no effect on our net income.

Cash and Cash Equivalents — HRG considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents.

Restricted Cash — We had restricted cash of $1,421 as of December 31, 2013, recorded in the accompanying combined balance sheet, which consists of escrow deposits received on sales of VOIs that are held in escrow until the applicable statutory rescission period has expired, the funds have been released from escrow, and the deeding process has begun.

Inventory — Our inventory is composed of the following and is carried at the lower of cost or market:

•                  Vacation Ownership Interests and Cost of Sales — Vacation ownership inventory is carried at the lower of cost or market, based on relative sales value or net realizable value, less expected direct selling costs. Cost includes development, real estate, and content costs. Costs are allocated to units sold using the relative sales value “gross profits” method. This method calculates cost of sales as a percentage of gross sales using a cost-of-sales percentage, which is determined by dividing inventory cost into total estimated time-sharing revenues. Remaining inventory is a pool of costs that will be charged against future revenues.

•                  Supplies — Supplies inventory consists of goods held for resale. This includes the cost of food, beverage, and retail outlet items in the accompanying combined balance sheet. These items are expensed when sold.

Vacation Ownership Mortgages Receivable and Allowance for Losses — These financing receivables are composed of various mortgage loans related to our financing of vacation ownership interval sales. We record an estimate of uncollectibility as a reduction of sales of vacation ownership intervals in the accompanying combined income statement at the time revenue is recognized on a vacation ownership interval sale. We evaluate this portfolio collectively as we hold a large group of homogeneous, smaller-balance, vacation ownership mortgages receivable and use a technique referred to as static pool analysis, which tracks uncollectibles over the entire life of those mortgages receivable. We use static pool analysis as the basis for determining our general reserve requirements on our vacation ownership mortgages receivable. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio, including defaults, aging, and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio.

We determine our vacation ownership mortgages receivable to be nonperforming if either interest or principal is greater than 120 days past due based on the contractual terms of the individual mortgage loans. We do not recognize interest income and write off vacation ownership mortgages receivable that are more than 120 days past due, the date on which we determine the mortgages receivable to be uncollectible.

Investments — We consolidate entities under our control, including entities where we are deemed to be the primary beneficiary as a result of qualitative and/or quantitative characteristics. The primary beneficiary is the party that has the power to direct the activities of a variable interest entity (VIE) that most significantly affects the entity’s economic performance and that has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. Investments in unconsolidated affiliates over which we exercise significant influence, but do not control, including joint ventures, are accounted for by the equity method. In addition, our limited partnership investments in which we hold more than a minimal investment are accounted for under the equity method of accounting.

We assess investments in unconsolidated affiliates for impairment quarterly. When there is an indication that a loss in value has occurred, we evaluate the carrying value compared to the estimated fair value of the investment. Fair value is based upon internally developed discounted cash flow models, third-party appraisals, or, if appropriate, current estimated net sales proceeds from pending offers. If the estimated fair value is less than carrying value, we use our judgment to determine if the decline in value is other than temporary. In making this determination, we consider factors including, but not limited to, the length of time and extent of the decline, loss of values as a percentage of the cost, financial condition and near-term financial projections, our intent and ability to recover the lost value, and current economic conditions. Impairments that are deemed other than temporary are charged to equity losses from unconsolidated ventures in our accompanying combined income statement.

Property and Equipment — Property and equipment are stated at cost. Depreciation is recognized over the estimated useful lives of the assets, primarily on the straight-line method. All repair and maintenance costs are expensed as incurred.

Useful lives assigned to property and equipment are as follows:

Buildings and improvements	5–39 years
Leasehold improvements	The shorter of the lease term or useful life of asset
Furniture and equipment	3–7 years
Computers	3–5 years

We evaluate the carrying value of our property and equipment for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to earnings. Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers. We evaluate the carrying value of our property and equipment based on our plans, at the time, for such assets and such qualitative factors as future development in the surrounding area and status of expected local competition. Changes to our plans, including a decision to dispose of or change the intended use of an asset, can have a material impact on the carrying value of the asset.

Goodwill — We evaluate goodwill for impairment on an annual basis, and at an interim date if indicators of impairment exist. Goodwill impairment is determined by comparing the implied fair value of a reporting unit to its carrying amount. This is done by performing a two-step process, with an impairment being recognized only when the implied fair value is less than carrying value. When determining fair value, we utilize internally developed discounted future cash flow models, third-party appraisals, or, if appropriate, current estimated net sales proceeds from pending offers. Under the discounted cash flow approach, we utilize various assumptions, including projections of revenues based on sales prices and timing, estimated costs, and appropriate discount rates. The principal factors used in the discounted cash flow analysis requiring judgment are the projected future operating cash flows and the discount rate. Our estimates of long-term growth and costs are based on historical data, various internal estimates, and a variety of external sources and are developed as part of our routine long-term planning process. We then compare the estimated fair value to our carrying value. If the carrying value is in excess of the fair value, we must determine our implied fair value of goodwill to measure if any impairment charge is necessary. The determination of our implied fair value of goodwill requires the allocation of the reporting unit’s estimated fair value to the individual assets and liabilities of the reporting unit as if we had completed a business combination. See Note 10 for additional information about goodwill.

Fair Value — We disclose the fair value of our financial assets and liabilities based on observable market information where available or on market participant assumptions. These assumptions are subjective in nature and involve matters of judgment, and, therefore, fair values cannot always be determined with precision. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). U.S. GAAP establishes a valuation hierarchy for prioritizing the inputs, and the hierarchy places greater emphasis on the use of observable market inputs and less emphasis on unobservable inputs. When determining fair value, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the hierarchy are as follows:

Level One — Fair values based on unadjusted quoted prices in active markets for identical assets and liabilities;

Level Two — Fair values based on quoted market prices for similar assets and liabilities in active markets, quoted prices in inactive markets for identical assets and liabilities, and inputs other than quoted market prices that are observable for the asset or liability; and

Level Three — Fair values based on inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. Valuation techniques could include the use of discounted cash flow models and similar techniques.

We utilize the income approach for valuing our financial instruments. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). For instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest-level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy.

The carrying values of cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these items and their close proximity to maturity. For additional information about the fair value of vacation ownership mortgages receivable and debt to Parent, see Note 5 and Note 11, respectively.

Sales and Marketing Costs — HRG expenses all indirect sales and marketing costs as incurred. We record sales commissions when the related VOI sale is recognized.

Income Taxes — The Group utilizes the asset and liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities given the provisions of the enacted tax laws. For purposes of the combined financial statements, the income tax provision and related deferred taxes attributable to the Group’s operations have been calculated using the separate return method. Under the separate return method, the Group reflects the income tax accounts based on estimates of amounts that would have been recorded had the entities in the Group filed separate tax returns. Valuation allowances are established on deferred tax assets when it is more likely than not that the tax benefit of the deferred tax asset will not be realized.

3.                     ALLOCATIONS

Historically, HRG has not operated as an independent stand-alone enterprise. The combined financial statements have been derived from the historical financial information recognized by the entities of HRG for the purpose of preparing HHC’s consolidated financial statements.

An allocation has been made to reflect the costs of certain corporate functions historically provided by HHC and fellow subsidiaries of HHC but not recorded by the Group. These costs include selling, general, administrative, marketing, legal, accounting, information technology, and treasury services performed by personnel of the HHC corporate office or external vendors. The allocations also include specific professional fees incurred related to the proposed sale of the Group to ILG that were paid for by HHC. These costs have been included in various line items in the accompanying combined income statement for the year ended December 31, 2013, as follows:

Line Item	Amount

General and administrative	$5,370
Sales and marketing	26

Total	$5,396

4.                      INVENTORY

As of December 31, 2013, inventory consisted of the following:

Amount

Completed unsold vacation ownership interests	$62,957
Supplies	508

Total	$63,465

Completed unsold vacation interests consist of unsold vacation ownership intervals that have completed the construction process and are available for sale in their current form.

During 2013, HRG recorded an adjustment of $1,949 through cost of sales of vacation ownership intervals in the accompanying combined income statement to reduce the inventory carrying value to market, which was lower than cost as of December 31, 2013, for one of our resorts. This adjustment resulted from performing a lower of cost or market analysis.

5.                      VACATION OWNERSHIP MORTGAGES RECEIVABLE

The vacation ownership mortgages receivable are composed of various mortgage loans related to our financing of vacation ownership interval sales. As of December 31, 2013, the weighted-average interest rate on vacation ownership mortgages receivable was 13.92% and the range of stated interest rates was 1.44% to 18.65%.

Vacation ownership mortgages receivable balances as of December 31, 2013, were as follows:

Amount

Vacation ownership mortgages receivable at various stated interest rates with varying payments through 2031 (see below)	$44,219

Less allowance for losses	(6,992)

Net vacation ownership mortgages receivable	$37,227

Vacation ownership mortgages receivable held by us as of December 31, 2013, are scheduled to mature as follows:

Years Ending
December 31	Amount

2014	$7,707
2015	6,967
2016	6,298
2017	5,329
2018	4,197
Thereafter	13,721

Total	44,219

Less allowance	(6,992)

Net vacation ownership mortgages receivable	$37,227

Allowance for Vacation Ownership Mortgages Receivable Losses — We assess the vacation ownership mortgages receivable portfolio, which consists entirely of loans, for collectibility on an aggregate basis quarterly. Estimates of uncollectibility are recorded as provisions in the vacation ownership mortgages receivable allowance. We consider the provisions to be adequate based on the economic environment and our assessment of the future collectibility of the outstanding loans.

The activity in our vacation ownership mortgages receivable allowance for the year ended December 31, 2013, is as follows:

Amount

Allowance at January 1, 2013	$8,805
Provision and other deferred costs	466
Write-offs	(2,279)

Allowance at December 31, 2013	$6,992

We record an estimate of uncollectibility as a reduction of sales revenue at the time revenue is recognized on a vacation ownership interval sale. The provision and other deferred costs include an estimate of uncollectibles of $222 associated with sales that have been deferred as of December 31, 2013, which is recorded in other assets in the accompanying combined balance sheet. During the year ended December 31, 2013, we recorded a provision for loan losses of $244 as a contra revenue in sales of vacation ownership intervals in the accompanying combined income statement.

Credit Monitoring — On an ongoing basis, we monitor the credit quality of our vacation ownership mortgages receivable based on payment activity.

•                  Past-Due Receivables — We determine vacation ownership mortgages receivable to be past due based on the contractual terms of each individual receivable agreement.

•                  Nonperforming Receivables — Receivables are determined to be nonperforming if interest or principal is more than 120 days past due. For the year ended December 31, 2013, no interest income was accrued for vacation ownership mortgages receivable more than 120 days past due.

If a vacation ownership mortgage receivable is nonperforming, we place it on nonaccrual status and write it off as uncollectible. We only recognize interest income when received for vacation ownership mortgages receivable on nonaccrual status. Accrual of interest income is resumed when the receivable becomes contractually current and collection doubts are removed.

Our aged analysis of past-due vacation ownership mortgages receivable, the gross balance of vacation ownership mortgages receivable greater than 90 days past due, and the gross balance of vacation ownership mortgages receivable on nonaccrual status as of December 31, 2013, is as follows:

		Receivables	Receivables
		Greater Than	on
	Receivables	90 Days	Nonaccrual
	Past Due	Past Due	Status

Vacation ownership mortgages receivable	$1,940	$198	$—

HRG uses Fair Isaac Corporation (FICO) scores in determining the estimate of uncollectible amounts. A summary of credit quality as of December 31, 2013, is as follows:

FICO Scores	Amount

> 800	$798
700–799	24,279
600–699	15,741
< 600	2,681
No FICO scores	720

$44,219

Fair Value — The estimated fair value of our vacation ownership mortgages receivable at December 31, 2013, was $37,655. We estimated the fair value of vacation ownership mortgages receivable using discounted cash flow analysis based on current market assumptions for similar types of arrangements. Based upon the availability of market data, we have classified our vacation ownership mortgages receivable as Level Three. The primary sensitivity in these assumptions relates to forecasted defaults and projected prepayments that could result in different estimates of fair value.

6.                      PROPERTY AND EQUIPMENT — NET

As of December 31, 2013, property and equipment consisted of the following:

Amount

Land	$15,613
Buildings	15,735
Leasehold improvements	75
Furniture, equipment, and computers	7,390

38,813

Less accumulated depreciation	(13,010)

Total	$25,803

7.                      LEASES

We lease office space and equipment under operating leases, which generally require us to pay taxes, maintenance, and insurance.

The future minimum lease payments due in each of the next five years and thereafter are as follows:

Years Ending
December 31	Amount

2014	$371
2015	380
2016	371
2017	380
2018	392
Thereafter	791

Total minimum lease payments	$2,685

Rent expense for all operating leases for the year ended December 31, 2013, was $432 recognized in general and administrative expenses in the accompanying combined income statement.

The Group leases retail space at certain owned resort locations under operating leases. The future minimum lease receipts scheduled to be received in each of the next five years and thereafter are as follows:

Years Ending
December 31	Amount

2014	$326
2015	91
2016	60
2017	20
2018	—
Thereafter	—

Total minimum lease receipts	$497

8.                      INVESTMENTS

We have investments that are recorded under the equity method of accounting. Our equity method investment balance as of December 31, 2013, was $16,215. Our 2013 loss from equity method investments recognized in equity losses from unconsolidated ventures in the accompanying combined income statement was $1,265.

During 2013, we contributed $1,470 to a joint venture, which is classified as an equity method investment, to develop and operate a vacation ownership resort in the state of Hawaii.

In November 2013, HRG purchased our partners’ remaining 74.17% interests in Grand Aspen Holdings, LLC for $3,830. As a part of the purchase, we acquired cash of $416, resulting in a net purchase price of $3,414. The purchase was for all the assets and liabilities of the venture, excluding the affordable housing units. The affordable housing units were retained in a newly formed partnership Grand Aspen ALU, LLC. The purchase was accounted for as a business combination. In connection with our evaluation of this purchase, we wrote down our original equity method investment to fair value. The fair value of our equity interest immediately before the acquisition date was $2,133. The fair value was calculated using a discounted cash flow model. The primary sensitivity in this calculation was the assumption around pace and pricing of inventory sales and discount rates. The write-down of $736 was recorded in equity losses from unconsolidated ventures in the accompanying combined income statement.

In December 2013, Grand Aspen ALU, LLC, the newly formed partnership, sold all of the affordable housing units to a third party. HRG recorded income of $242 to equity losses from unconsolidated ventures related to the sale in December 2013.

The carrying value and ownership percentages of our unconsolidated investments in resort properties accounted for under the equity method as of December 31, 2013, are as follows:

	Ownership
	Interest	Amount

Maui Timeshare Ventures, LLC	33.00%	$15,422
Grand Aspen ALU, LLC	25.83	427
Sunset Harbor Development Partnership	50.00	366
East West Resort Development VI, L.P., L.L.L.P.	43.33	—

Total		$16,215

Summarized financial information for all unconsolidated ventures in which we hold an investment that is accounted for under the equity method is as follows:

For the Year Ended December 31, 2013

Total revenues	$3,501
Gross operating income	1,537
Loss from continuing operations	(4,335)
Net loss	(4,335)

As of December 31, 2013

Total assets	$136,254
Total liabilities	69,730

9.                      VARIABLE INTEREST ENTITIES

The Group has made separate investments in two entities to develop and market VOIs in Florida. In accordance with the applicable accounting guidance for the consolidation of VIE, the Group has determined that both entities in which we have an interest are VIEs for which we are the primary beneficiary. The Group determined that for each of the VIEs, the Group is the primary beneficiary, as power to direct the activities that most significantly affect each VIE’s economic performance and the obligation to absorb the majority of the losses is the responsibility of the Group. This analysis included both quantitative and qualitative reviews. The quantitative analysis was based on the forecasted cash flows of the entity, and the qualitative analysis focuses on the Group’s review of the design of the entity, its organizational structure, including decision-making ability, and relevant financial agreements. As a result, each of the VIEs is consolidated in the Group’s combined financial statements.

Combined assets and combined liabilities of the VIEs included in the accompanying combined balance sheet as of December 31, 2013, are as follows:

Amount

Combined assets	$25,978
Combined liabilities	3,586

The combined revenues and expenses resulting from our involvement with the VIEs recognized in the accompanying combined income statement during 2013 are as follows:

Amount

Combined revenues	$3,974
Combined expenses	1,761

The combined cash inflows and combined cash outflows between VIEs and HRG during 2013 are as follows:

Amount

Combined cash inflows to VIEs	$600
Combined cash outflows from VIEs	2,090

10.               GOODWILL

As of December 31, 2013, the goodwill balance of $4,034 consisted primarily of goodwill related to the acquisition of Key West Vacation Company by HRG. This acquisition represented HRG’s entry into the vacation ownership business.

There have been no changes in the carrying amount of goodwill for the year ended December 31, 2013.

11.               DEBT TO PARENT

In 2000, we received $17,715 from SDI Securities 6, LLC, a consolidated subsidiary of HHC that is not a part of the Group, to pay off mortgage indebtedness to a third party. The promissory note is payable on demand, and interest on the promissory note is paid monthly at a rate of 1.5% plus the one-month London InterBank Offered Rate.

The carrying value and fair value of the promissory note as of December 31, 2013, were $17,740 and $17,740, respectively. The promissory note will be fully repaid within the next year prior to the closing or transferred to ILG in the Sale of the Group. As a result, at December 31, 2013, we believe the carrying value is the best estimate of fair value. During 2013, we recognized $304 of interest expense in other expenses — net in the accompanying combined income statement.

The fair value of the promissory note is classified as Level Three due to the use of a discounted cash flow analysis based on current market inputs for similar types of arrangements. The primary sensitivity in this calculation is based on the selection of the appropriate discount rate and the timing of repayment. Fluctuations in these assumptions will result in different estimates of fair value.

12.               STOCK-BASED COMPENSATION

Certain of HRG’s employees and certain HHC employees that dedicate all of their time to HRG participate in HHC’s long-term incentive plan in which they are awarded stock appreciation rights (SARs) and restricted stock units (RSUs). Compensation expense related to these awards for the year ended December 31, 2013, has been allocated to the Group’s combined income statement and is reflected in the general and administrative line item in the accompanying combined income statement. The expenses recorded were as follows:

Amount

Stock appreciation rights	$109
Restricted stock units	285

Stock Appreciation Rights — Each vested SAR gives the holder the right to the difference between the value of one share of HHC Class A common stock at the exercise date and the value of one share of HHC Class A common stock at the grant date. Vested SARs can be exercised over their life as determined by the plan. All SARs have a 10-year contractual term. The SARs are settled in shares of HHC Class A common stock and are accounted for as equity instruments.

There were no SAR grants to either HHC employees that dedicate all of their time to HRG or employees of HRG in 2013.

As of December 31, 2013, we used an estimated forfeiture rate of 0% because only a small group of executives received these grants, and we have limited historical data on which to base these estimates. We record the compensation expense earned for SARs on a straight-line basis from the date of grant. The exercise price of these SARs was the fair value of HHC’s common stock at the grant date, based on a valuation of HHC prior to the initial public offering (IPO), or the closing share price on the date of grant for all 2010 grants. Due to a lack of historical exercise information, the expected life was estimated based on the midpoint between the vesting period and the contractual life of each SAR. The risk-free interest rate was based on U.S. Treasury instruments with similar expected life. The expected volatility was estimated using the average implied volatility of exchange-traded options of HHC’s major publicly traded competitors. A summary of employee SAR activity for the Group as of December 31, 2013, and changes during 2013, is presented below:

		Weighted-Average	Weighted-Average
		Exercise Price	Contract Term
	SAR Units	(in whole dollars)	(in years)

Outstanding at December 31, 2012	70,655	$38.87	6.21
Granted	—	N/A	N/A
Exercised	—	N/A	N/A
Forfeited or canceled	—	N/A	N/A

Outstanding at December 31, 2013	70,655	38.87	5.22

Exercisable at December 31, 2013	65,366	39.34	5.14

The total intrinsic value of SARs outstanding as of December 31, 2013, was $979, and the total intrinsic value for exercisable SARs was $893 as of December 31, 2013.

Restricted Stock Units — Vested RSUs will be settled with a single share of HHC’s Class A common stock. The value of the RSUs was based upon the fair value of HHC’s common stock at the grant date,

based upon a valuation of HHC, or the closing stock price of HHC’s Class A common stock for the December 2009 award and all 2010, 2011, 2012, and 2013 awards. Awards issued prior to HHC’s November 2009 IPO are deferred in nature and will be settled once all tranches of the award have fully vested or otherwise as provided in the relevant agreements, while all awards issued in December 2009 and later will be settled as each individual tranche vests under the relevant agreements.

A summary of the Group’s employee RSU grants in 2013 is set forth as follows:

		Value	Total	Vesting
	RSUs	(in whole dollars)	Value	Period

March 2013	6,675	$43.44	$290	25% Annually

We record compensation expense earned for RSUs on a straight-line basis from the date of grant using an expected forfeiture rate of 0%.

A summary of the status of the nonvested employee RSU awards outstanding under the plan as of December 31, 2013, for the Group is presented below:

		Weighted Average
	Restricted	Grant Date
	Stock	Fair Value
	Units	(in whole dollars)

Nonvested at December 31, 2012	16,549	$40.92
Granted	6,675	43.44
Exercised	5,533	40.89
Forfeited or canceled	—	N/A

Nonvested at December 31, 2013	17,691	41.88

As of December 31, 2013, the total intrinsic value of deferred RSUs that vested through 2013 but were not paid out was $179. The total intrinsic value of nonvested RSUs as of December 31, 2013, was $875.

Total unearned compensation for the stock-based compensation programs as of December 31, 2013, was $14 for SARs and $515 for RSUs. A summary of the anticipated SARs and RSUs expense over the next five years is as follows:

	2014	2015	2016	2017	2018 +	Total

SARs	$14	$—	$—	$—	$—	$14
RSUs	247	164	89	15	—	515

Total	$261	$164	$89	$15	$—	$529

13.               EMPLOYEE BENEFIT PLANS

Defined Contribution Plans — We provide retirement benefits to certain qualified employees under the retirement savings plan (a qualified plan under Internal Revenue Code Section 401(k)) and other similar plans. We record expenses related to the retirement savings plan based on a percentage of qualified employee contributions on stipulated amounts; a portion of these contributions is included in the other revenues from managed properties and other costs from managed properties lines in the accompanying combined income statement, as the costs of these programs are largely related to employees located at resorts managed by us and therefore paid by the HOAs. The other portion of these contributions is included in the general and administrative line in the accompanying combined income statement.

Deferred Compensation Plans — We provide nonqualified deferred compensation for certain employees through the Amended and Restated Hyatt Corporation Deferred Compensation Plan. Contributions and investment elections are determined by the employees. The Group also provides contributions according to preapproved formulas. A portion of these contributions relate to resort-level employees, which are reimbursable to us and are included in the other revenues from managed properties and other costs from managed properties lines in the accompanying combined income statement. The other portion of these contributions is included in the general and administrative line in the accompanying combined income statement.

A summary of the Group’s costs related to the defined contribution plans and deferred compensation plans for the year ended December 31, 2013, is set forth as follows:

Amount

Defined contribution plans	$387
Deferred compensation plans	101

14.               INCOME TAXES

We recorded $5,127 of income before income taxes in the accompanying combined income statement for the year ended December 31, 2013.

The provision for income taxes from continuing operations for the year ended December 31, 2013, is composed of the following:

Amount

Current:
Federal	$2,463
State	575

Total current	3,038

Deferred:
Federal	(363)
State	(57)

Total deferred	(420)

Total	$2,618

A reconciliation of the statutory federal income tax rate to the effective tax rate from continuing operations reported in the accompanying combined financial statements is as follows:

Rate

Statutory U.S. federal income tax rate	34.0%
State income taxes — net of federal tax benefit	6.7
Noncontrolling interests	4.9
Installment sales	5.2
Other	0.3

Effective income tax rate	51.1%

Included in the provision for state income taxes, we recorded a valuation allowance of $128 to offset state net operating losses, as we believe it is more likely than not that we will be unable to utilize certain tax carryforwards.

As previously discussed in Note 2, the provision has been calculated on a separate return basis as if the Group filed its own consolidated federal and unitary state income tax returns. The state income tax provision includes the calculation of separately filed states at the legal entity level.

The Group is a party to a tax-sharing agreement that provides, among other things, that the Group shall not be entitled to any reimbursement for utilization of its tax attributes in the consolidated federal and unitary state income tax returns of Hyatt. The Group is responsible for any separately filed returns.

The components of the net deferred tax asset from continuing operations as of December 31, 2013, were composed of the following:

Amount

Allowance for uncollectible assets	$3,620
Nonconsolidated investments	474
Loyalty program liability	3,908
Other deferred assets	1,592
Valuation allowance	(257)

Total deferred tax asset	9,337

Deferred tax liabilities related to:
Installment sales	(5,852)
Goodwill	(1,479)
Property and equipment	(379)
Other deferred liabilities	(1,098)

Total deferred tax liability	(8,808)

Net deferred tax asset	$529

Recognized in the accompanying combined balance sheet as:
Other assets	$529

Total	$529

A valuation allowance against certain state tax carryforwards of $257 has been recorded, as we believe it is more likely than not that we will be unable to utilize these tax carryforwards.

Hyatt’s 2009, 2010, and 2011 federal income tax returns are currently under Internal Revenue Service (IRS) examination. The federal statute of limitations is still open for the years ended December 31, 2005 through 2012. The 2013 tax return has not yet been filed with the IRS.

There are no unrecognized tax benefits as of December 31, 2013.

Hyatt is under audit by various state tax authorities. State income tax returns are generally subject to examination for a period of three to five years after filing of the return. However, the state impact of any federal changes remains subject to examination by various states for a period generally of up to one year after formal notification to the states.

15.               RELATED-PARTY TRANSACTIONS

In addition to those included elsewhere in the notes to the combined financial statements, related-party transactions entered into by us are summarized as follows:

Hyatt Insurance — HRG generally participates in insurance programs negotiated and administered by Hyatt. The insurance includes broad all-risk coverage for property, liability, workers’ compensation, crime, directors and officers, and employment practices and other standard liability coverage. Charges included in general and administrative expenses in the accompanying combined income statement related to the insurance programs noted herein totaled $602 for the year ended December 31, 2013.

Legal Services — A partner in a law firm that provided services to HRG throughout 2013 is the brother-in-law of HHC’s executive chairman. HRG incurred legal fees with this firm of $53 for the year ended December 31, 2013. Legal fees, when expensed, are included in general and administrative expenses in the accompanying combined income statement. The outstanding balance as of December 31, 2013, due to the law firm was insignificant.

General and Administrative Services — HHC provides certain services to HRG for which the Group is charged. These services include dedicated agents at a shared service center that assists with member services, marketing, reservations, and other activities. In addition, certain HHC corporate office employees provide their time to HRG on a full- or part-time basis. Payroll, rent, and other office-related expenses for these resources are paid for by HRG. Included within general and administrative expenses in the accompanying combined income statement was $2,285 for HRG’s portion of shared service center costs, payroll, rent, and other office-related expenses attributable to HRG for the year ended December 31, 2013.

Equity Method Investments — We have equity method investments in entities that own resorts for which we provide management and other services and receive fees. We recorded fees of $710 for the year ended December 31, 2013, related to these properties in resort management and other fee income in the accompanying combined income statement. For the outstanding balance as of December 31, 2013, due to or from these investee entities, see the accompanying table on page 26.

Hyatt Gold Passport Fund — The Hyatt Gold Passport Program (the “Program”) is HHC’s loyalty program. HHC operates the Program for the benefit of Hyatt-branded properties, whether owned, operated, managed, or franchised by HHC. The Program is operated through the Hyatt Gold Passport Fund (the “Fund”), which is an entity that is owned collectively by the owners of Hyatt-branded properties. The Fund has been established to provide for the payment of operating expenses and redemptions of member awards associated with the Program. The Fund is maintained and managed by HHC on behalf of and for the benefit of Hyatt-branded properties.

HRG purchases points from the Program to be used as sales incentives and in exchange for internal loyalty points earned from participation in the Hyatt Residence Club. Guests of Hyatt hotels can also earn and redeem points at certain HRG resorts when available.

During 2013, we recorded expenses for our participation in the Program of $5,256 in the accompanying combined income statement. Of this, $3,733 was recognized in Hyatt Gold Passport points expense, $149 was recognized in owned hotel expense, and $1,374 was recognized in sales and marketing in the accompanying combined income statement.

Due from/to Parent — Amounts due from and to Parent as of December 31, 2013, relate to Hyatt insurance, general, and administrative services, and the Fund as described previously.

As of December 31, 2013, the Group had $894 due from Parent and $1,984 due to Parent in the accompanying combined balance sheet.

Due from Related Parties — Amounts due from related parties as of December 31, 2013, relate to fees earned from equity method investees for management and other services provided.

Amounts due from related parties recorded in accounts receivable in the accompanying combined balance sheet as of December 31, 2013, consist of the following:

Amount

Maui Timeshare Ventures, LLC	$2,149
Grand Aspen ALU, LLC	75
Sunset Harbor Development Partnership	6

Total	$2,230

16.               COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we enter into various commitments and letter of credit agreements, which are discussed below:

Commitments — As of December 31, 2013, we are committed under certain conditions to invest up to $24,905 into a joint venture that will develop, own, and operate a vacation ownership resort in the state of Hawaii.

Letters of Credit — Letters of credit outstanding on our behalf as of December 31, 2013, totaled $7,999, the majority of which relates to our ongoing operations.

Joint Venture Indebtedness — We act as managing member in one limited liability company (LLC) developing and owning a vacation ownership resort that is subject to mortgage indebtedness. This mortgage agreement limits the lender’s recourse to security interests in assets financed and/or other assets of the LLC.

Other — We are subject, from time to time, to various claims and contingencies related to lawsuits, taxes, and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under the current insurance programs, subject to deductibles. We reasonably recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these matters cannot be determined at this point, based on information currently available, we do not expect that the ultimate resolution of such claims and litigation will have a material effect on our combined financial statements.

17.               SUBSEQUENT EVENTS

On May 6, 2014, Hyatt and ILG announced their affiliates have signed a definitive agreement for ILG to purchase the Group for approximately $190,000. In addition, ILG will acquire Hyatt’s interest in a joint venture that owns and is developing a 131-unit vacation ownership property in Maui and will reimburse Hyatt an additional approximate $35,000, representing Hyatt’s contributions to the joint venture through the anticipated closing of the Sale of the Group in 2014. In connection with the agreement, Hyatt selected ILG as Hyatt’s exclusive licensee in vacation ownership.

The Group has evaluated subsequent events through August 27, 2014, the date the combined financial statements were available to be issued. The results of management’s analysis indicated no significant subsequent events have occurred that required consideration as adjustments to, or disclosures in, the combined financial statements.

* * * * * *